Exhibit 99.1

Synaptics Closes Transaction to Divest Mobile LCD TDDI Business

SAN JOSE, Calif. – April 16, 2020 – Synaptics Incorporated (NASDAQ: SYNA), the leading developer of human interface solutions, has successfully closed the previously announced transaction to divest its Asia-based, mobile LCD TDDI business to an affiliate of Hua Capital for $120 million in cash. In addition to the purchase price, Synaptics expects to receive a cash payment for the on-hand specified business inventory, which is currently estimated to be valued at approximately $19.4 million. Further details will be discussed during the Company’s next earnings call on May 7, 2020 at 2 P.M. Pacific.

Synaptics will continue to invest in technologies for the premium segments of the mobile market, including OLED, where our advanced touch controllers and display driver ICs deliver best-in-class performance. In addition, the company will continue to develop advanced TDDI solutions for automotive touchscreens.

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About Synaptics:

Synaptics is the pioneer and leader of the human interface revolution, bringing innovative and intuitive user experiences to intelligent devices. Synaptics’ broad portfolio of touch, display, biometrics, voice, audio, and multimedia products is built on the company’s rich R&D, extensive IP and dependable supply chain capabilities. With solutions designed for mobile, PC, smart home, and automotive industries, Synaptics combines ease of use, functionality and aesthetics to enable products that help make our digital lives more productive, secure and enjoyable. (NASDAQ: SYNA) www.synaptics.com.

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Synaptics and the Synaptics logo are trademarks of Synaptics in the United States and/or other countries. All other marks are the property of their respective owners.

For further information, please contact:

Investor Relations:

Jason Tsai

Synaptics

jason.tsai@synaptics.com

Public Relations:

David Hurd

Synaptics

david.hurd@synaptics.com